Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

www.gracinmarlow.com

October 25, 2021

The Board of Directors

SG Blocks, Inc.

195 Montague Street, 14th Floor

Brooklyn, New York 11201

Ladies and Gentlemen:

We have acted as counsel to SG Blocks, Inc., a Delaware corporation (the “Company”), in connection with a final prospectus supplement, dated October 25, 2021 (the “Prospectus Supplement”) to the base prospectus (the “Base Prospectus”) that forms a part of the Registration Statement on Form S-3 (Registration No. 333-228882) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective by the Commission on February 7, 2019, relating to the public offering of 975,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,189,384 shares of Common Stock (the “Pre-Funded Warrant Shares”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are to be sold pursuant to a securities purchase agreement, dated as of October 25, 2021, by and between the Company and the purchaser identified on the signature pages thereto (the “Purchase Agreement”).

As counsel to the Company, we have examined the Registration Statement, the Prospectus, the Purchase Agreement, the Pre-Funded Warrants and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Prospectus and Purchase Agreement, will be legally issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Prospectus and the Purchase Agreement, will be valid and binding obligations of the Company; and (iii) the Pre-Funded Warrant Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Prospectus and the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

SG Blocks, Inc.

October 25, 2021

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution), the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Purchase Agreement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP